Filed pursuant to Rule 424(b)(3)
Registration No. 333-286008
PROSPECTUS

Up to 5,000,000 Common Shares
This prospectus relates to the sale from time to time, of up to 5,000,000 Common Shares, par value $0.0001 per share (the “Common Shares”), of D-Wave Quantum Inc. (“D-Wave Quantum” or the “Company”), by the selling stockholder, Lincoln Park Capital Fund, LLC (“Lincoln Park” or the “Selling Stockholder”), which may be issued to the Selling Stockholder, in connection with the Purchase Agreement (as defined below). We have previously registered the resale of an aggregate of up to 79,268,600 Common Shares previously issued to the Selling Stockholder pursuant to the Purchase Agreement. The shares being registered under this prospectus are being registered in accordance with our obligations under the Registration Rights Agreement entered into in connection with the Purchase Agreement.
The Common Shares to which this prospectus relates include shares that may be issued to Lincoln Park pursuant to a purchase agreement between us, D-Wave Systems Inc. (“D-Wave Systems”), DPCM Capital Inc. (“DPCM”) and Lincoln Park, dated June 16, 2022 (the “Purchase Agreement”).
We may receive gross proceeds of up to approximately $37.8 million, which is the remaining availability under the Purchase Agreement, from the sale of Common Shares to Lincoln Park under the Purchase Agreement, from time to time, in our discretion between the date of the registration statement of which this prospectus is a part is declared effective and the first day of the month immediately following the thirty-six month anniversary of the Commencement Date (as defined in the Purchase Agreement) and after satisfaction of other conditions in the Purchase Agreement.
Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). See “Plan of Distribution” on page 10 for more information about how Lincoln Park may sell the Common Shares being registered pursuant to this prospectus.
Lincoln Park may sell the Common Shares described in this prospectus in a number of different ways and at varying prices. The price that Lincoln Park will pay for the shares to be resold pursuant to this prospectus (which will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, forward or reverse stock split, or other similar transaction occurring during the business days used to compute such price) will depend upon the timing of sales and will fluctuate based on the trading price of the Common Shares and, depending on whether the purchase is a Regular Purchase (as defined below) or an Accelerated Purchase (as defined below), will be set as either (a) the lower of (i) the lowest trading price for Common Shares on the applicable Purchase Date (as defined below) and (ii) the average of the three lowest closing sale prices for Common Shares during the ten consecutive business days ending on the business day immediately preceding such Purchase Date or (b) a purchase price equal to the lesser of 95% of (x) the closing sale price of Common Shares on the Accelerated Purchase Date (as defined below) and (y) of the volume weighted average price of Common Shares on the Accelerated Purchase Date (during a time period specified in the Purchase Agreement). The Purchase Agreement prohibits D-Wave Quantum from directing Lincoln Park to purchase any D-Wave Quantum Common Shares if the closing price of the D-Wave Quantum Common Shares is less than the floor price of $1.00 (the “Floor Price”). See “Lincoln Park Transaction” on page 12 for more information.
We previously filed a separate registration statement registering the issuance to and resale by certain third parties unrelated to Lincoln Park of certain Common Shares and/or Warrants (as defined below) issued prior to, or in connection with, the transaction pursuant to which D‑Wave Quantum became a public company in August 2022. Any sales of such Common Shares or Warrants into the public market by such certain third parties unrelated to Lincoln Park could have a significant negative impact on the trading price of Common Shares.

We have agreed to bear all of the expenses incurred in connection with the registration of the shares to which this prospectus relates. Lincoln Park will pay or assume discounts, commissions, and fees of underwriters, selling brokers or dealer managers, if any, incurred in connection with the sale of Common Shares.
We are an “emerging growth company” under applicable Securities and Exchange Commission (the “SEC”) rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and Smaller Reporting Company.”
Our Common Shares and Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “QBTS” and “QBTS.WT”, respectively. On April 2, 2025, the last reported sales prices of the Common Shares and the Warrants on the NYSE were $7.34 and $3.599 respectively.
Investing in our securities involves risks. See “Risk Factors,” beginning on page 4 and in any other documents incorporated by reference herein or therein, for factors you should consider before buying any of our securities.
You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any Common Shares. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 1, 2025

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. Based on 284,816,194 Common Shares held by non-affiliates and the reported sale price of our Common Shares of $8.69 on the NYSE on March 20, 2025, our market value held by non-affiliates was approximately $2.5 billion.
We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or any related free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement or any related free writing prospectus. This prospectus and the accompanying prospectus supplement and any related free writing prospectus, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement and any related free writing prospectus, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement and any related free writing prospectus, if any, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement and any related free writing prospectus is delivered or securities are sold on a later date.
This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.
You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplements filed with the SEC. We have not authorized anyone to provide you with different or additional information and, if you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus or a prospectus supplement, you must not rely on that information. The Selling Securityholder is offering to sell and seeking offers to buy our Common Shares only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of Common Shares.
Unless the context otherwise requires, all references in this prospectus to “D-Wave” “D-Wave Quantum” the “Company,” “we,” “us,” and “our” refer to D-Wave Quantum Inc. and our consolidated subsidiaries. Unless otherwise stated or indicated by context, the phrase “this prospectus” refers to the prospectus and any applicable prospectus supplement.
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PROSPECTUS SUMMARY
This summary does not contain all of the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in this prospectus or incorporated by reference into this prospectus, before making an investment decision.
Overview
At D-Wave, our mission is to help customers realize the value of quantum computing to address problems that cannot be solved with classical computing alone. As a pioneer in the quantum industry for more than 25 years and the world’s first company to deliver commercial-grade annealing quantum computing solutions, we believe we are leading the industry in ushering in the era of enterprise quantum computing. This is a pivotal moment for the industry. We are driving the transition from academic endeavors exploring quantum’s potential to enterprise-scale adoption and deployment, solving some of the world’s toughest problems. Based on our strategic decision to bring to market a different type of quantum technology— annealing quantum computing, we hold a first-mover advantage that no other company in the world can claim.
Our market leadership position is evident—we were the first to launch commercial quantum systems, the first to achieve a demonstration of quantum supremacy on a useful, real-world problem, and the first to have quantum applications running in production for commercial customers.
Built upon our decades of quantum innovation, we offer a full stack of quantum systems, software and services capable of solving highly complex problems today. Our relentless commitment to innovation and invention means that we are laser-focused on continuously building quantum solutions that push the boundaries of what is possible. A key corporate strategy is to advance the science of quantum, and in support of that effort, we recently achieved a world-first quantum supremacy result—solving a useful, real-world problem that classical computation cannot. The peer-reviewed research paper was published in the esteemed publication, Science. The work was achieved using our latest qubit architecture, which shows increased coherence and thus more computational power. We will continue our groundbreaking research and innovation on qubit architecture design and fabrication and apply what we learn to new products and applications.
From a product perspective, we continue to develop systems that outperform previous generations, driving toward higher qubit count, greater qubit coherence, and increased energy scale. Benchmarking results from prototypes of our sixth-generation annealing quantum computing system, Advantage2™, indicate that this is our most performant system to date with 20-way connectivity, higher coherence times, and higher energy scales that to enable us to solve even larger and more complex problems, drive faster time-to-solution, and deliver higher-quality solutions. Our efforts to build a gate-model system are continuing to progress, with the development of high-coherence fluxonium qubits that show quantum properties comparable to the best seen to date in peer-reviewed scientific literature. We’re also extending the capabilities of hybrid and classical solvers to achieve best-in-class performance, expected to be unmatched by the industry. Our continuous software enhancements translate to production-grade reliability, access and security to support customers’ production deployments.
Our solutions drive tangible business outcomes such as lower costs, increased operational efficiency and increased revenue opportunities, and our technical roadmap is focused on delivering product advancements that directly impact customer return on investment (“ROI”), now and in the future. Our cloud-based approach offers customers real-time access to our technology, helping them not only find answers to their computationally challenging problems, but also better navigate unexpected disruptions that arise in daily business. We believe our recently announced initiative to develop and bring to market applications that combine the power of generative AI and quantum computing technologies will further extend our customer value, as we launch the commercial era of quantum AI.
Our efforts across every facet of the business—from scientific research to processor development and hybrid solver advancements to production deployment support—remain squarely focused on helping our customers succeed in realizing value from quantum computing.

Corporate Information
D-Wave’s corporate headquarters are located in Palo Alto, California. Our telephone number is (604) 630-1428 and our Internet website address is www.dwavequantum.com. The information on our website is not a part of, or incorporated in, this prospectus.
Implications of Being an Emerging Growth Company and Smaller Reporting Company
In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies. In addition, as an emerging growth company, we may take advantage of certain reduced disclosure and other requirements that are otherwise applicable generally to public companies. D-Wave will take advantage of these exemptions until such earlier time that it is no longer an emerging growth company. D-Wave will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year following the fifth anniversary of the date of our first public offering of securities; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
We are also a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our Common Shares held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0  million during the most recently completed fiscal year and our Common Shares held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

THE OFFERING

Securities offered by the Selling Securityholder:
5,000,000 Common Shares, all of which are Common Shares that we may sell to Lincoln Park, from time to time between the date that the registration statement of which this prospectus is a part is declared effective and the first day of the month immediately following the thirty-six month anniversary of the Commencement Date in accordance with the Purchase Agreement. All sales are at our sole discretion.

Shares outstanding prior to the offering	291,349,198 Common Shares (including outstanding Exchangeable Shares),

Shares to be outstanding immediately after the offering
296,349,198 Common Shares (including outstanding Exchangeable Shares), assuming a sale of 5,000,000 Common Shares. The actual number of Common Shares issued will vary depending on the prices at which we sell Common Shares, if any, to Lincoln Park.

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

Use of Proceeds
We will receive no proceeds from the resale of Common Shares by Lincoln Park in this offering. We may receive up to approximately $37.8 million in gross proceeds from the sale of Common Shares to Lincoln Park pursuant to the Purchase Agreement from time to time between the date that the registration statement of which this prospectus is a part is declared effective and the first day of the month immediately following the thirty-six month anniversary of the Commencement Date. Any proceeds we receive, we intend to use for general corporate purposes, which may include providing working capital, funding capital expenditures, repaying debt and paying for possible acquisitions or the expansion of our business. See “Use of Proceeds” for additional information.

NYSE Ticker Symbol	Our Common Shares are currently listed on the NYSE under the symbol “QBTS”
The number of Common Shares to be outstanding after this offering is based on 291,349,198 Common Shares outstanding as of March 20, 2025, (including 3,527,852 Exchangeable Shares), assuming the sale of 5,000,000 Common Shares to Lincoln Park, and excluding the following:
•7,561,439 Common Shares issuable upon vesting of outstanding restricted stock units;
•10,960,541 Common Shares issuable upon vesting of outstanding stock options;
•27,208,691 Common Shares issuable upon the exercise of outstanding warrants;
•11,903,158 Common Shares reserved for future issuance under our employee stock purchase plan; and
•24,089,939 Common Shares reserved for future issuance under our equity incentive plans.

RISK FACTORS
Investing in our securities involves significant risks. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described herein and under “Risk Factors” in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q, current reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus.
If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flow could be materially and adversely affected. If this occurs, the market or trading price of our securities could decline, and you could lose all or part of your investment. In addition, please read “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference into this prospectus.
Risks Related to the Offering
Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.
Our management will have broad discretion over the use of proceeds from the sale of Common Shares to Lincoln Park pursuant to the Purchase Agreement, if any. We intend to use the net proceeds from the sale of Common Shares to Lincoln Park pursuant to the Purchase Agreement, if any, for general corporate purposes, which may include providing working capital, funding capital expenditures, repaying debt and paying for possible acquisitions or the expansion of our business. Our management will have considerable discretion in the application of the proceeds from the sale of Common Shares to Lincoln Park pursuant to the Purchase Agreement, if any, and you will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used appropriately. The proceeds from the sale of Common Shares to Lincoln Park pursuant to the Purchase Agreement, if any, may be used for corporate purposes that do not increase our operating results or enhance the value of Common Shares.
The terms of the Purchase Agreement limit the amount of Common Shares we may sell to Lincoln Park and the trading price of the Common Shares may decline as a result of the sale of Common Shares pursuant to the Purchase Agreement or under this Registration Statement, each of which may limit our ability to utilize the Purchase Agreement to enhance our cash resources.
The Purchase Agreement includes restrictions on our ability to sell Common Shares to Lincoln Park, including: a Floor Price of $1.00 below which we may not sell any Common Shares to Lincoln Park unless the price of our Common Shares exceeds the Floor Price; and, subject to specified limitations, if a sale would cause Lincoln Park and its affiliates to beneficially own more than 9.9% of our issued and outstanding Common Shares (the “Beneficial Ownership Limitation”). The price of our Common Shares has previously been below the Floor Price required to satisfy the Floor Price Limitation. Accordingly, we may be unable to sell any or all of the remaining commitment available to us under the Purchase Agreement of approximately $37.8 million of Common Shares in this offering, which would have an adverse impact on our ability to satisfy our capital needs and could materially adversely impact our business. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.
In addition, there is a risk that the sale of a substantial number of our Common Shares pursuant to the Purchase Agreement or this Registration Statement will have a depressive effect on the price of our Common Shares, which may affect the ability or rate at which Lincoln Park may sell Common Shares, will increase the likelihood that we would need to register a significant amount of additional Common Shares to sell all of the remaining commitment available to us under the Purchase Agreement of approximately $37.8 million of Common Shares in this offering and, as a result of the foregoing, may restrict the amount or timing of additional financing we are able to obtain pursuant to the Purchase Agreement in light of the Floor Price Limitation and the Beneficial Ownership Limitation. If we cannot sell the full amount of the Common Shares that Lincoln Park has committed to purchase because of these limitations, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could materially adversely affect our liquidity and cash position. If we choose to sell more Common Shares than are offered under this prospectus, assuming that we are not constrained from doing so as a result of the Floor Price Limitation, Beneficial Ownership Limitation, market or other conditions, we must first register for resale under the Securities Act such additional Common Shares.
We expect to require additional capital to fund our operations, and we may be unable to raise capital or additional financing when needed on acceptable terms, or at all.
We expect to seek additional equity or debt financing in the future to fund our operations and execute our business plan, such as use of the committed funds under the Purchase Agreement. Our business plans may change, general economic, financial or political conditions in our markets may deteriorate or other circumstances may arise, in each case that have a material adverse effect on our cash flows and the anticipated cash needs of our business. Any of these events or circumstances could result in significant additional funding needs, requiring us to raise additional capital. We cannot predict the timing or amount of any such capital requirements at this time. If financing is not available on satisfactory terms, or at all, we may be unable to expand our business at the rate desired and our results of operations may suffer. In addition, any financing through issuances of equity securities would be dilutive to holders of our shares.
We generally have the right to control the timing and amount of any future sales of Common Shares to Lincoln Park. Additional sales of Common Shares, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by D-Wave Quantum.
We may ultimately decide to sell to Lincoln Park all, some or none of the Common Shares that may be available for us to sell pursuant to the Purchase Agreement. After this Registration Statement becomes effective, if and when we do sell Common Shares to Lincoln Park, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion, subject to compliance with applicable securities laws. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of Common Shares. Additionally, the sale of a substantial number of Common Shares to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at prices that it might otherwise wish to effect such sales.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our forward-looking statements include, but are not limited to, statements regarding D-Wave’s and D-Wave’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “believe,” “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “trend,” “believe,” “estimate,” “predict,” “project,” “potential,” “seem,” “seek,” “future,” “outlook,” “forecast,” “projection,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. We caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, which are subject to a number of risks. Factors that might cause or contribute to a material difference include those discussed below and the risks discussed in the Company’s other filings with the SEC. You should not place undue reliance on these forward-looking statements in making an investment decision with respect to the securities offered under this prospectus. These forward-looking statements are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability regarding future performance, events or circumstances. Many of the factors affecting actual performance, events and circumstances are beyond the control of D-Wave. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. All forward-looking statements set forth in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequence to or effects on the Company or its business or operations. The following discussion should be read in conjunction with the Company’s audited Consolidated Financial Statements and related notes thereto included elsewhere in this prospectus. These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties and are not predictions of actual performance. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS
We will not receive any proceeds from the resale of Common Shares by Lincoln Park in this offering. We estimate that the gross proceeds to us from the sale of Common Shares to Lincoln Park pursuant to the Purchase Agreement will be up to approximately $37.8 million between the date that the registration statement of which this prospectus is a part is declared effective and the first day of the month immediately following the thirty-six month anniversary of the Commencement Date, assuming that we sell the full amount of Common Shares that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and before other estimated fees and expenses. We may sell fewer than all of the Common Shares offered by this prospectus, in which case our net offering proceeds will be less. Because we are not obligated to sell any Common Shares under the Purchase Agreement, the actual total offering amount and proceeds to us, if any, are not determinable at this time. See “Plan of Distribution” elsewhere in this prospectus for more information.
We intend to use the net proceeds from the Common Shares we may sell to Lincoln Park for general corporate purposes. General corporate purposes may include any of the following:
•providing working capital;
•funding capital expenditures;
•repaying debt; and
•paying for possible acquisitions or the expansion of our business.
When a particular series of securities is offered, the prospectus supplement relating to that offer will set forth our intended use for the proceeds we receive from the sale of those securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.
From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this prospectus, we have not entered into any agreements or arrangements which would make an acquisition or investment probable under Rule 3-05(a) of Regulation S-X. In addition, as of the date of this prospectus, we have not entered into any agreements or arrangements for capital expenditures that would be paid for from the proceeds of this offering.

SELLING SECURITYHOLDER
This prospectus relates to the possible resale by the Selling Stockholder, Lincoln Park, of Common Shares that may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on June 16, 2022, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the Common Shares that may be issued to Lincoln Park under the Purchase Agreement.
Lincoln Park, as the Selling Stockholder, may from time to time sell pursuant to this prospectus any or all of the Common Shares that we may sell to Lincoln Park under the Purchase Agreement. The Selling Stockholder may sell some, all, or none of its Common Shares. We do not know how long the Selling Stockholder will hold the Common Shares before selling them, and we currently have no agreements, arrangements, or understandings with the Selling Stockholder regarding the sale of any of the Common Shares.
The following table provides, as of March 17, 2025, information regarding the Selling Stockholder and the Common Shares that it may sell from time to time under this prospectus. The percentage of ownership in the table below is based on 296,349,198 Common Shares (including 3,527,852 Exchangeable Shares and assuming the sale of 5,000,000 Common Shares) outstanding on March 20, 2025. The table is prepared based on information supplied to us by the Selling Stockholder, and reflects its holdings as of March 17, 2025. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Securityholder	Common Shares Beneficially Owned Prior to the Offering(2)	Percentage of Outstanding Common Shares Beneficially Owned Before this Offering	Common Shares to be Sold in this Offering Assuming the Company issues the Maximum Number of Common Shares Under the Purchase Agreement(3)	Percentage of Outstanding Common Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	154,780	*	5,000,000	*
__________________
*Represents less than 1% of the outstanding Common Shares (including the Exchangeable Shares) and/or assumes all Common Shares registered hereunder have been resold by Lincoln Park.
(1)Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the Common Shares owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the Common Shares being offered under the prospectus in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.
(2)Represents Common Shares beneficially owned by Lincoln Park prior to this offering. We have excluded from the number of shares beneficially owned by Lincoln Park prior to the offering all of the Common Shares that Lincoln Park may be required to purchase on or after the date of this prospectus pursuant to the Purchase Agreement, because the issuance of such Common Shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of Common Shares to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Limitation. See the description under the heading “Lincoln Park Transaction” for more information about the Purchase Agreement.
(3)Represents an aggregate of 5,000,000 Common Shares, all of which are Common Shares that may be sold by us to Lincoln Park at our discretion from time to time between the date that the registration statement of which this prospectus is a part is declared effective and the first day of the month immediately following the thirty-six month anniversary of the Commencement Date. Depending on the price per Common Share at which we sell our shares to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more or less Common Shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the approximately $37.8 million in total remaining commitment available to us under the Purchase Agreement. If we choose to sell more Common Shares than are offered under this prospectus, we must first register for resale under the Securities Act such additional Common Shares. The number of Common Shares ultimately offered for resale by Lincoln Park is dependent upon the number of Common Shares we sell to Lincoln Park under the Purchase Agreement.

Material Relationships with the Selling Securityholder
See the section titled “Lincoln Park Transaction” on page 12.

PLAN OF DISTRIBUTION
An aggregate of up to 5,000,000 Common Shares may be offered by this prospectus by Lincoln Park pursuant to the Purchase Agreement. The Common Shares may be sold or distributed from time to time by Lincoln Park directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.
The Selling Securityholder may use any one or more of the following methods when disposing of Common Shares or interests therein:
•ordinary brokers’ transactions;
•transactions involving cross or block trades;
•through brokers, dealers, or underwriters who may act solely as agents;
•“at the market” into existing market for the Common Shares;
•in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•in privately negotiated transactions; and
•any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the Common Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Common Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the Common Shares that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the Common Shares as agents may receive compensation in the form of commissions, discounts, or concessions from Lincoln Park and/or purchasers of the Common Shares for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from Lincoln Park, and any other required information.
We will pay the expenses incident to the registration, offering, and sale of the Common Shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of Common Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of Common Shares or any hedging transaction, which establishes a net short position with respect to Common Shares. Lincoln Park has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.
We have advised Lincoln Park that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus. This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

LINCOLN PARK TRANSACTION
General
On June 16, 2022, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $150,000,000 of Common Shares (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on June 16, 2022, we entered into the Registration Rights Agreement, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the Common Shares that have been or may be issued to Lincoln Park under the Purchase Agreement.
This prospectus covers the resale by Lincoln Park of up to 5,000,000 Common Shares, all of which are Common Shares that we may sell to Lincoln Park under the Purchase Agreement from time to time between the date that the registration statement of which this prospectus is a part is declared effective and the first day of the month immediately following the thirty-six month anniversary of the Commencement Date. All sales are at our sole discretion.
Under the Purchase Agreement, we have the right, but not the obligation, from time to time to direct Lincoln Park to purchase Common Shares having a value of up to $250,000 on any business day (the “Purchase Date”), which may be increased to up to $1,000,000 depending on certain conditions as set forth in the Purchase Agreement (and subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement) (each, a “Regular Purchase”). The purchase price per Common Share for a Regular Purchase will be the lower of: (i) the lowest trading price for Common Shares on the applicable Purchase Date and (ii) the average of the three lowest closing sale prices for Common Shares during the ten consecutive business days ending on the business day immediately preceding such Purchase Date. The purchase price per Common Share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, forward or reverse stock split, or other similar transaction occurring during the business days used to compute such price.
Under the Purchase Agreement, we also have the right, but not the obligation, to direct Lincoln Park on each Purchase Date to make “accelerated purchases” on the following business day (the “Accelerated Purchase Date”) up to the lesser of (i) 300% of the number of Common Shares purchased pursuant to a Regular Purchase or (ii) 30% of the trading volume on such Accelerated Purchase Date (during a time period specified in the Purchase Agreement) at a purchase price equal to the lesser of 95% of (x) the closing sale price of Common Shares on the Accelerated Purchase Date and (y) of the volume weighted average price of Common Shares on the Accelerated Purchase Date (during a time period specified in the Purchase Agreement) (each, an “Accelerated Purchase”). We have the right in our sole discretion to set a minimum price threshold for each Accelerated Purchase in the notice provided with respect to such Accelerated Purchase and we may direct multiple Accelerated Purchases in a day provided that delivery of Common Shares has been completed with respect to any prior Regular Purchases and Accelerated Purchases that Lincoln Park has purchased.
The Purchase Agreement may be terminated by us at any time at our sole discretion, without any cost or penalty, by giving one business day notice to Lincoln Park to terminate the Purchase Agreement.
Actual sales of Common Shares to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including (among others) market conditions, the trading price of Common Shares and determinations by us as to available and appropriate sources of funding for our operations. The Purchase Agreement prohibits us from issuing or selling and Lincoln Park from acquiring any Common Shares if those Common Shares, when aggregated with all other Common Shares then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park having beneficial ownership of more than 9.9% of the then issued and outstanding Common Shares.

As of March 20, 2025, there were 296,349,198 Common Shares outstanding, which include the Exchangeable Shares and assumes the sale of 5,000,000 Common Shares. We issued 127,180 Common Shares and 254,360 Common Shares to Lincoln Park on August 5, 2022, and August 25, 2022, respectively, in each case as consideration for its irrevocable commitment to purchase Common Shares under the Purchase Agreement (collectively, the “Commitment Shares”). Between August 5, 2022 and March 20, 2025, we have issued to Lincoln Park a total of 78,887,060 Common Shares under the Purchase Agreement, which, combined with the Commitment Shares, amounted to approximately $112.2 million in gross proceeds. Although, under the total remaining commitment available to us under the Purchase Agreement, we may sell up to an aggregate of approximately $37.8 million of Common Shares to Lincoln Park, only 5,000,000 Common Shares are being offered under this prospectus to Lincoln Park, which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell Common Shares to Lincoln Park under the Purchase Agreement. Depending on the market prices of Common Shares at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional Common Shares in order to receive aggregate gross proceeds equal to the approximately $37.8 million total remaining commitment available to us under the Purchase Agreement. If all of the 5,000,000 Common Shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such Common Shares would represent less than 1.7% of the total number of Common Shares outstanding as of the date hereof (including Exchangeable Shares). If we elect to issue and sell more than the 5,000,000 Common Shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Common Shares, which could cause additional substantial dilution to our stockholders. The number of Common Shares ultimately offered for resale by Lincoln Park is dependent upon the number of Common Shares we sell to Lincoln Park under the Purchase Agreement.
The Purchase Agreement specifically provides that we may not issue or sell any Common Shares under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the NYSE.
Issuances of Common Shares in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of Common Shares that our existing stockholders own will not decrease, the Common Shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.
Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of Common Shares to Lincoln Park.
The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification provisions by, among and for the benefit of the parties. Lincoln Park has agreed that neither it nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly any short selling or hedging that establishes a net short position with respect to the Common Shares. There are no limitations on the use of proceeds, financial or business covenants, restrictions on future financings (other than restrictions on our ability to enter into a similar type of agreement or equity line of credit during the term of the Purchase Agreement, excluding an At-The-Market transaction with a registered broker-dealer), rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.
Events of Default
Events of default under the Purchase Agreement include the following:
•the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of Common Shares offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;
•suspension by our principal market of Common Shares from trading for a period of one business day (other than in connection with a general suspension of trading on such market);

•the delisting of the Common Shares from the NYSE (or nationally recognized successor thereto), provided, however, that the Common Shares are not immediately thereafter trading on The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTCQX operated by the OTC Markets Group, Inc., the OTCQB operated by the OTC Markets Group, Inc. or such other nationally recognized trading market (or nationally recognized successor to any of the foregoing);
•the failure of our transfer agent to issue to Lincoln Park Common Shares within three business days after the applicable date on which Lincoln Park is entitled to receive such shares;
•any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;
•any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;
•a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a Custodian for us or for all or substantially all of our property, or (iii) orders the liquidation of us or our subsidiaries; or
•if at any time we are not eligible to transfer Common Shares electronically as DWAC shares.
Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default following any applicable grace or cure period, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any Common Shares under the Purchase Agreement.
No Short-Selling or Hedging by Lincoln Park
Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of Common Shares during any time prior to the termination of the Purchase Agreement.
Prohibitions on Variable Rate Transactions
There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.
Effect of Performance of the Purchase Agreement on Our Stockholders
All 5,000,000 Common Shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that Common Shares registered in this offering will be sold over a period starting on the date that the registration statement of which this prospectus is a part is declared effective and ending on the first day of the month immediately following the thirty-six month anniversary of the Commencement Date. The sale by Lincoln Park of a significant amount of Common Shares registered in this offering at any given time could cause the market price of Common Shares to decline and to be highly volatile. Sales of Common Shares to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional Common Shares that may be available for us to sell pursuant to the Purchase Agreement.

If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the Common Shares, Lincoln Park may resell all, some or none of those Common Shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of Common Shares. In addition, if we sell a substantial number of Common Shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Common Shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of Common Shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.
The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of Common Shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Common Shares to be Issued if Full Purchase(1)	Proceeds from the Sale of Common Shares to Lincoln Park Under the Purchase Agreement(2)	Percentage of Outstanding Common Shares After Giving Effect to the Issuance to Lincoln Park(2)
$14.00	2,699,133	$37,787,855	0.9%
$13.00	2,906,758	$37,787,855	1.0%
$12.00	3,148,988	$37,787,855	1.1%
$11.00	3,435,260	$37,787,855	1.2%
$10.00	3,778,786	$37,787,855	1.3%
$9.00	4,198,651	$37,787,855	1.4%
$8.69 (3)	4,348,430	$37,787,855	1.5%
$8.00	4,723,482	$37,787,855	1.6%
$7.00	5,000,000	$35,000,000	1.7%
$6.00	5,000,000	$30,000,000	1.7%
$5.00	5,000,000	$25,000,000	1.7%
$4.00	5,000,000	$20,000,000	1.7%
$3.00	5,000,000	$15,000,000	1.7%
$2.00	5,000,000	$10,000,000	1.7%
$1.00	5,000,000	$5,000,000	1.7%
__________________
(1)Although, under the total remaining commitment available to us under the Purchase Agreement, we may sell up to approximately $37.8 million of Common Shares to Lincoln Park, we are only registering 5,000,000 Common Shares under this prospectus, which means a maximum of 4,348,430 Common Shares to be issued for future purchases, assuming an average purchase price per Common Share of $8.69, the closing price of our Common Shares on March 20, 2025. Accordingly, depending on the assumed average price per Common Share, we may or may not be able to ultimately sell to Lincoln Park a number of Common Shares with a total value of approximately $37.8 million.
(2)The numerator is based on the number of shares issuable at the corresponding assumed purchase price as set forth in the adjacent column. The denominator is based on 291,349,198 Common Shares (which number includes 3,527,852 Exchangeable Shares) outstanding on March 20, 2025 adjusted to include the number of Common Shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of Common Shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column without giving effect to the Beneficial Ownership Limitation.
(3)The closing sale price of our shares on March 20, 2025.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8–K:
•The Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 14, 2025;
•Our Current Reports on Form 8-K as filed with the SEC on January 10, 2025, and March 12, 2025; and
•The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on August 5, 2022, as updated by the description of capital stock contained in Exhibit 4.2 to Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2022, filed with the SEC on March 15, 2024.
In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents.
Please make your request by writing or telephoning us at the following address or telephone number:
D-Wave Quantum Inc.
2650 East Bayshore Road,
Palo Alto, CA 94303
Attention: Dr. Alan Baratz
Telephone: (604) 630-1428

WHERE YOU CAN FIND MORE INFORMATION
We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov. We have filed with the SEC a registration statement on Form S–3 under the Securities Act for the shares of Common Shares being offered by the Selling Securityholder. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our Common Shares, we refer you to the registration statement and the exhibits that were filed with the registration statement. Anyone may obtain the registration statement and its exhibits and schedules from the SEC as described above.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.dwavesys.com/investors. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.
LEGAL MATTERS
The validity of the Common Shares offered through this prospectus has been passed upon for D-Wave by Akerman LLP, Miami, Florida.
EXPERTS
The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.